Exhibit 10.48
PROMISSORY NOTE
$1,932,000 or so much thereof
as may have been advanced, to or
for the benefit of Maker
September 28, 2005
     FOR VALUE RECEIVED, the undersigned, ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation whose local mailing address is Post Office Box 1237, Springdale, Arkansas 72765 (“Maker”), promise to pay to LIBERTY BANK OF ARKANSAS, an Arkansas state chartered bank whose local mailing address is 4706 South Thompson, Suite 101, Springdale, Arkansas 72764 (“Holder”), or order, the principal sum of One Million Nine Hundred Thirty Two Thousand and No/100 Dollars ($1,932,000), or so much thereof as may have been advanced, to or for the benefit of Maker pursuant to the terms of a Construction and Semi-Permanent Loan Agreement of even date herewith (the “Loan Agreement”), together with interest thereon calculated from the date or dates of advancement until paid, upon advanced and unpaid principal balances, at the Interest Rate set forth below, payable as set forth below.
     Definitions. The following definitions are applicable to the words, phrases or terms used in this Note and all other capitalized terms shall have the meaning set forth in the Loan Agreement:
(a)	The term “Completion Deadline” shall mean twelve (12) months after the date hereof, which is the date by which all development, construction of any and all Improvements, landscaping and other work with regard to the Premises financed with proceeds of this Note must be complete, as certified to Holder by the Inspecting Architect/Engineer.

(b)	The term “Conversion Date” shall mean the date which is the earlier to occur of: 1) the Completion Deadline, or 2) Maker elects to commence making equal monthly payments of principal and interest based upon a twenty five (25) year amortization period.

(c)	The term “Default Rate” shall mean the highest rate of interest permitted under Arkansas law at the time of the occurrence of the Event of Default.

(d)	The term “Event of Default” shall mean the occurrence of any of the following:
(1)	A failure by Maker to make any payment of principal or interest on the Note within ten (10) days after such payment is due provided that in the event a payment was actually made but such payment is deficient as a result of a change in the interest rate, Holder shall provide to

Maker a notice of any Interest Rate Change applicable to such payment and Maker shall have ten (10) calendar days in which to pay and cure such deficiency;

(2)	A failure by Maker to comply with any of the other terms or conditions specified herein this Note or in any of the other Loan Instruments after any applicable periods of notice or cure;

(3)	The occurrence of any Event of Default, as defined in Article I of the Loan Agreement.
(e)	The term “Holder” shall mean Liberty Bank of Arkansas and all of its successors and assigns and any subsequent owner or holder of this Note.

(f)	The term “Interest Rate” shall mean:
(1)	from the date hereof until the Conversion Date, a fixed rate equal to the Wall Street Journal Prime Rate of Interest plus Twenty Five (25) basis points determined on the Conversion Date. The actual Interest Rate, therefore, will change as the Wall Street Journal Prime Rate changes;

(2)	from the Conversion Date until the Maturity, a floating rate equal to the Wall Street Journal Prime Rate of Interest plus One Hundred (100) basis points. The actual Interest Rate, therefore, will change as the Wall Street Journal Prime Rate changes; and

(3)	on and after Maturity, the Default Rate.
(g)	The term “Loan Instruments” shall mean this Note, the Loan Agreement, the Construction Mortgage, Security Agreement and Fixture Filing (Secures Future Advances) of even date herewith (the “Mortgage”), the Assignment of Leases and Rents, and the other documents relating to the indebtedness evidenced by this Note, whether any such documents presently exist or are hereafter created.

(h)	The term “Maker” shall mean Advanced Environmental Recycling Technologies, Inc., a Delaware corporation.

(i)	The term “Maturity” shall mean the earlier of the date that is exactly three (3) years after the Conversion Date (the “Scheduled Maturity”), or the date on which Holder declares all sums due and payable hereunder after an Event of Default, or such later date if consented to in writing by both Maker and Holder, which consent may be withheld for any or no reason by either party. For clarification purposes, in the event the Conversion Date is the same date as the Completion Deadline, the Scheduled Maturity would be September 28, 2009.

(j)	The term “Note” shall mean this Promissory Note.

(k)	The term “Per Annum” with respect to the Interest Rate shall mean a calendar year consisting of three hundred sixty five (365) days.

(l)	The term “Wall Street Journal Prime Rate” shall mean the rate of interest equal to the prime rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks as published daily in the Wall Street Journal, Southwest Edition, or, in the absence of such published rate, such other reference or benchmark rate of interest that is established by the Holder as its index rate to be in effect from time to time, whether or not such rate is otherwise published, and which is used for its customers previously tied to a Wall Street Journal Prime Rate of interest.
     Advancement Terms. Maker shall be entitled to demand advances under this Note from time to time until the earlier to occur of: 1) the Completion Deadline, or 2) five (5) days after completion of development of the Mortgage Property (as defined in the Mortgage) and construction of any and all Improvements financed with the proceeds of this Loan, as certified to Holder by the Inspecting Architect/Engineer, as that term is defined in the Loan Agreement. Advances may be used solely for the Loan Purposes (as such term is defined in the Loan Agreement) in accordance with the terms of the Loan Instruments, but no more often than monthly, and only after complying with the conditions precedent set forth in the Loan Agreement, up to an aggregate principal balance which does not exceed the lesser of the then undistributed amount of the principal amount of this Note or an amount not to exceed eighty percent (80%) loan to appraised value (as defined in the Loan Agreement). Maker and Holder acknowledge and agree that the first advance under this Note shall be in the amount of                                          and ___/100 Dollars ($                                        ).
     Repayment Terms. Maker promises to pay all sums advanced to or for the benefit of Maker under this Note as follows:
(a)	Commencing on October 28, 2005 and continuing on the same day of each calendar month thereafter until the Conversion Date, consecutive payments of accrued interest only calculated on principal advanced and outstanding hereunder from time to time; and

(b)	Commencing on the expiration of the first month following the Conversion Date and on the same day of each calendar month thereafter until Maturity, Maker shall be required to make to Holder consecutive monthly payments of principal and interest amortized over a twenty five (25) year period with a final payment of all outstanding sums due pursuant to this Note, including without limitation, principal and accrued but unpaid interest due and payable at Maturity. It is understood that a balloon payment of all outstanding principal, plus accrued interest, will be due at Maturity, and that Holder is not obligated to finance that balloon payment.
     Place for Payment. Unless otherwise designated in writing mailed or delivered to Maker, the place for payment of the indebtedness evidenced by this Note shall be as follows:
Liberty Bank of Arkansas
Attn: P. Douglas Lynch, President Fayetteville/Springdale Markets
4706 South Thompson, Suite 101
Springdale, Arkansas 72764
     Application of Payments. Holder shall provide to Maker notice of any change to the Interest Rate within thirty (30) business days following such change; provided that, a failure to provide such notice shall not prevent such Interest Rate change from being effective. Payments received on this Note shall be applied first to accrued interest, then to reimburse Holder for any advances made to preserve or protect any property given as security for this Note or to protect or maintain the priority of Holder’s lien on or security interest therein, and any costs and expenses related thereto, and the balance shall be applied to principal. If any sum owed by Maker to Holder is unsecured, the unsecured portion of the indebtedness shall be completely paid prior to the payment of the secured portion of such indebtedness, and all payments made on account of the indebtedness shall be considered to have been paid on and applied first to the complete payment of the unsecured portion of the indebtedness. Similarly, if any sum advanced by Holder to or for the benefit of Maker, or to protect Holder’s security for this Note, shall not be used for construction of improvements on the land described in the Mortgage, or shall otherwise not be secured by a lien entitled to the special priority accorded by A.C.A. § 18-44-110, that portion of the indebtedness shall be completely paid prior to the payment of any portion of the indebtedness which is entitled to such priority, and all payments made on account of the indebtedness shall be considered to have been paid on and applied first to the complete payment of that portion of the indebtedness not entitled to special priority.
     Acceleration of Maturity. Notwithstanding the terms and conditions of this Note in respect to the payment of interest only prior to the Conversion Date, and principal and interest by installments thereafter to Maturity, Holder shall have the right, upon the happening of any Event of Default, to accelerate Scheduled Maturity for the payment of the indebtedness of this Note, and the unpaid principal and interest evidenced hereby shall become due and payable to Holder immediately upon Holder giving written notice thereof to Maker, which notice may be given via (a) personal delivery, (b) certified or registered U.S. Mail, return receipt requested, postage prepaid, (c) any reputable overnight mail courier for which a signed receipt is required, or (d) facsimile or electronic mail followed by a hard copy sent via regular first class U.S. Mail.
     Prepayment. This Note may be prepaid in full or in part at any time without premium or penalty.
     Limitation on Interest. In no contingency, whether by reason of acceleration of the Scheduled Maturity of this Note or otherwise, shall the interest contracted for, charged or received by Holder exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum lawful amount, the interest payable to Holder shall be reduced to the maximum amount permitted under applicable law; and, if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note such excess shall be refunded to Maker. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated, and spread throughout the full period until Scheduled Maturity (or the period of any renewal or extension thereof by Holder) so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.
     Remedies; Nonwaiver. Failure of Holder to exercise any right or remedy available to Holder upon the occurrence of an Event of Default shall not constitute a waiver on the part of Holder of the right to exercise any such right or remedy for that Event of Default or any subsequent Event of Default. The exercise of any remedy by Holder shall not constitute an election of any such remedy to the exclusion of any other remedy afforded Holder at law or in equity, all such remedies being nonexclusive and cumulative. If an Event of Default occurs under this Note and this Note is referred to an attorney at law for collection, Maker agrees to pay all costs incurred by Holder incident to collection, including but not limited to reasonable attorney fees in an amount not to exceed ten percent (10%) of the principal and accrued interest then due hereunder, enforceable as a contract of indemnity, plus all court costs and other expenses incurred at or prior to trial and in connection with any and all appeals. If reasonable attorney fees exceed the amount for which Maker is liable under this contract of indemnity, a court may, in its discretion, award Holder additional attorneys fees pursuant to A.C.A. § 16-22-308, and such will also be secured by all liens given as security for this Note.
     Waivers. Maker (i) waives presentment, protest and demand, (ii) waives notice of protest, demand, dishonor and nonpayment of this Note, and (iii) expressly agrees that this Note may be renewed in whole or in part, or any nonpayment hereunder may be extended, or a new note of different form may be substituted for this Note, or the rate of interest may be changed, or changes may be made in consideration of the extension of the maturity date hereof, or any combination thereof, from time to time, but, in any singular event or any combination of such events, Maker will not be released from liability by reason of the occurrence of any such event, nor shall Holder hereof be deemed by the occurrence of any such event to have waived or surrendered, either in whole or in part, any right it otherwise might have.
     Security. Payment of the indebtedness evidenced by this Note is secured by (1) the liens and encumbrances set forth in the Mortgage; (2) an Assignment of Leases and Rents evenly dated herewith and filed of record in the Office of the Circuit Clerk and Ex-Officio Recorder for Washington County, Arkansas, encumbering real property and leases more particularly described therein (the “Assignment of Leases and Rents”); and (3) any UCC Financing Statements to be filed by Holder. Additionally, except with respect to Maker’s depository account with Holder referred to as Account Number                                         , Maker grants Holder a continuing lien to secure payment of the indebtedness evidenced by this Note upon any and all deposits, monies or other property of value owned or belonging to Maker, and the proceeds thereof, now or hereafter held or received by, or in transit to, Holder from or for the account or benefit of Maker, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all credits or other property of value due or to become due from Maker, and any and all claims of Maker against Holder, at any time existing. Upon an Event of Default, Holder shall have the right and privilege, without the necessity or requirement of notice to Maker or any endorsers or guarantors hereof, to set off, appropriate and apply any and all property of Maker generally referred to in this Note against the outstanding indebtedness evidenced by this Note.
     Controlling Law. This entire transaction and all terms and provisions in this Note and the other Loan Instruments shall be governed by the laws of the State of Arkansas; provided however, notwithstanding anything to the contrary herein, the interest rate to be charged by Lender, including any fees or other charges which may be deemed to be interest, shall be governed by federal law, specifically Section 731 of the Gramm-Leach-Bliley Act, Codified as 12 U.S.C. § 1831u(f), and the law of the state having the highest permissible interest rate which, as of the date hereof, is the home state to an insured depository institution that has a branch in Arkansas.
     Late Charge. If any payment by Maker shall be received by Holder more than ten (10) calendar days after it shall be due (provided however that with respect to any payment actually made by maker to Holder which is less than the amount required to be paid as a result of a change in the Interest Rate, Maker shall have ten (10) calendar days after Holder notifies Maker of the amount of such deficiency in which to cure said deficiency before a late charge shall be imposed on such deficient amount), Maker shall pay a late charge for each such late payment equal to five percent (5%) of the late payment up to a maximum for each late payment of Two Hundred Fifty Dollars ($250.00) and a minimum of Five Dollars ($5.00) for each late payment.
     EXECUTED AND EFFECTIVE as of the 28th day of September, 2005.

MAKER:	ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation
	By:	/S/ JOE G. BROOKS
Joe G. Brooks, Chairman of the Board